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                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration File Nos.  333-45615
                                                                    333-45615-01

                           CALENERGY CAPITAL TRUST III
                             CALENERGY COMPANY, INC.

                    PROSPECTUS SUPPLEMENT DATED JUNE 8, 1998
                        TO PROSPECTUS DATED MARCH 2, 1998

     The section entitled "Selling Holders" on pages 54-56 of the Prospectus is hereby amended and restated in its entirety as follows:


                                 SELLING HOLDERS

The Convertible Preferred Securities were originally issued by the Trust and sold by Credit Suisse First Boston Corporation and Lehman Brothers Inc. (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Preferred Securities, any Convertible Junior
Subordinated Debentures and Common Stock issued upon conversion of the Convertible Preferred Securities. The term Selling Holder includes, without duplication, the holders listed below and the beneficial owners of the Convertible Preferred Securities and their transferees, pledgees, donees or other successors.

The following table sets forth information with respect to the Selling Holders of the Convertible Preferred Securities as of February 10, 1998, and has been provided to the Trust and the Company by such Selling Holders.

                                                                     Number of
                                                                     Convertible
                                                                     Preferred
   Selling Holder                                                    Securities
   --------------                                                    ----------
   Merrill Lynch Pierce Fenner & Smith, Inc.........................   498,100
   Lipper Convertibles, L.P.........................................   430,000
   Argent Classic Convertible Arbitrage Fund (Bermuda L.P.)(1)......   325,000
   Toronto Dominion (New York), Inc.................................   306,000
   Natwest Securities Limited.......................................   270,000
   Credit Suisse First Boston Corporation...........................   215,000
   Shepherd Investment International Ltd. (17)......................   204,750
   Stark International (17).........................................   204,750
   HSBC Securities Inc..............................................   200,600
   Security Insurance Company of Hartford...........................   200,000
   Swiss Bank Corp.-London Branch (2)...............................   175,000
   Sogen International Fund (3).....................................   165,000
   AIM Charter Fund.................................................   150,000
   MFS Series Trust V-MFS Total Return Fund (4).....................   139,500
   BNP Arbitrage, SNC (5)...........................................   112,850
   Van Kampen American Capital Harbor Fund (6)......................   100,000
   Surfboard and Co. (7)............................................   100,000
   The Northwestern Mutual Life Insurance Company (8)...............   100,000



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                                                                    Number of
                                                                    Convertible
                                                                    Preferred
                                                                    Securities
                                                                    ----------
   SBC Warburg Dillon Read Inc......................................    90,000
   Allstate Insurance Company.......................................    78,000
   Tennessee Consolidated Retirement System.........................    75,000
   Lutheran Brotherhood.............................................    75,000
   Bear Stearns & Co. Inc...........................................    71,000
   LB Series Fund, Inc. High Yield Portfolio (9)....................    60,000
   The Travelers Indemnity Co.......................................    58,300
   Pitney Bowes, Inc. Retirement Fund (10)..........................    55,000
   Black Diamond Partners, L.P. (11)................................    51,350
   Black Diamond Ltd. (11)..........................................    49,640
   The Retail Clerks Pension Plan...................................    40,000
   Lutheran High Yield Fund (12)....................................    40,000
   The Travelers Insurance Co.......................................    37,500
   AIM Blue Chip Fund...............................................    35,800
   Delaware Group Dividend and Income Fund, Inc. (20) ..............    31,600
   Lehman Brothers Inc..............................................    30,000
   Bank of America Pension Plan (13)................................    30,000
   MLPFS Safekeeping (14)...........................................    30,000
   KA Management Limited............................................    29,071
   Forest Fulcrum Fund LP...........................................    26,900
   AIM V.I. Growth & Income.........................................    25,000
   Pacific Life Insurance Co........................................    25,000
   Deeprock & Co. (13)..............................................    25,000
   Duck Bill & Co. (13).............................................    25,000
   MFS Series Trust IV-MFS Utilities Fund (5).......................    24,900
   KA Trading LP....................................................    21,929
   General Motors Employees Domestic Group Pension Trust............    20,000
   McMahan Securities Co. L.P.......................................    19,700
   Forest Global Convertible Fund Series A-5........................    18,900
   Delaware Group Global Dividend and Income Fund, Inc. (20)........    16,000
   Commonwealth Life Insurance Company-(Camden-Teamsters
     Non-Enhanced) (13).............................................    15,000
   Morehead Equity Fiduciary Trust Co. (15).........................    15,000
   MFS/Sunlife Series Trust-Utilities Series (5)....................    11,600
   Merrill Lynch World Income Fund, Inc.............................    10,000
   Century National Insurance Company...............................    10,000
   United National Insurance Company................................    10,000
   Deutsche Bank New York Custody Services..........................    10,000
   The Class IC Company, Ltd........................................    10,000
   Socgen International SICAV (3)...................................     7,500
   FMC Master Retirement Fund (3)...................................     7,000
   Worldwide Transactions Limited (16)..............................     5,380
   Guaranty National Insurance Company..............................     5,000
   Double Black Diamond, L.P. (11)..................................     4,435
   Highbridge Capital Corp. (11)....................................     4,430
   The Travelers Life and Annuity Co................................     4,200
   MFS Variable Insurance Trust-MFS Utilities Series (5)............     3,000
   First Montauk Securities.........................................     3,000
   Deutsche Morgan Grenfell Inc.....................................     3,000
   Forest Global Convertible Fund Series B-2........................     2,700
   Gersec Trust Reg.................................................     2,000
   Delaware Group Premium Fund, Inc. Convertible
     Securities Series (20).........................................     2,000
   LLT Limited (18).................................................     1,500
   LDG Limited (19).................................................     1,200



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                                                                    Number of
                                                                    Convertible
                                                                    Preferred
                                                                    Securities
                                                                    ----------
   Delaware Group Premium Fund, Inc. Convertible
     Fund Series (20)...............................................     1,200
   MFS Series Trust I-MFS Convertible Securities Fund (5)...........       100
   Other Holders....................................................   138,615
                                                                       -------
            Total................................................... 5,400,000
                                                                     =========

-----------------

(1) Argent Financial Group (Bermuda) Ltd. may also be deemed beneficial owner of these Convertible Preferred Securities.

(2) SBC Warburg Dillon Read Inc. may also be deemed beneficial owner of these Convertible Preferred Securities.

(3) Societe Generale Asset Management Corp. may also be deemed beneficial owner of these Convertible Preferred Securities.

(4) MFS Advisors may also be deemed beneficial owner of these Convertible Preferred Securities.

(5) BNP/Cooper Neff Advisors, Inc. may also be deemed beneficial owner of these Convertible Preferred Securities.

(6) Van Kampen American Capital Asset Management, Inc. may also be deemed beneficial owner of these Convertible Preferred Securities.

(7) California Public Employees' Retirement System may also be deemed beneficial owner of these Convertible Preferred Securities.

(8) Northwestern Mutual Life Insurance Company Group Annuity Separate Account may also be deemed beneficial owner of 20,000 of these Convertible Preferred Securities.

(9) Lutheran Brotherhood may also be deemed beneficial owner of these Convertible Preferred Securities.

(10) GEM Capital Management, Inc. may also be deemed beneficial owner of these Convertible Preferred Securities.

(11) Carlson Capital, L.P. may also be deemed beneficial owner of these Convertible Preferred Securities.

(12) Lutheran Brotherhood Research Corp. may also be deemed beneficial owner of these Convertible Preferred Securities.

(13) Camden Asset Management LP may also be deemed beneficial owner of these Convertible Preferred Securities.

(14) Merrill Lynch Pierce Fenner & Smith, Inc. may also be deemed beneficial owner of these Convertible Preferred Securities.

(15) Fiduciary Trust Company International may also be deemed beneficial owner of these Convertible Preferred Securities.

(16) Carlson Offshore Advisors, L.P. may also be deemed beneficial owner of these Convertible Preferred Securities.

(17) Staro Asset Management may also be deemed beneficial owner of these Convertible Preferred Securities.

(18) Forest Investment Management, L.P. may also be deemed beneficial owner of these Convertible Preferred Securities.

(19) TQA Investor, LLC may also be deemed beneficial owner of these Convertible Preferred Securities.

(20) Delaware Management Company, a series of Delaware Management Business Trust, may also be deemed beneficial owner of these Convertible Preferred Securities.

None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates, except that Credit Suisse First Boston Corporation and Lehman Brothers Inc. acted as Initial Purchasers in the Original Offering and Credit Suisse First Boston Corporation, Merrill Lynch Pierce Fenner & Smith, Inc., Bear, Stearns & Co. Inc.,

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Lehman  Brothers Inc. or their  respective  affiliates  have  provided,  and may continue to provide investment banking or financial advisory services to the Company. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures or the Common Stock issuable upon conversion of the Convertible Preferred Securities, no estimate can be given as to the amount of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures or the Common Stock issuable upon conversion of the Convertible Preferred Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Securities since the date on which they provided the information regarding their Convertible Preferred Securities pursuant to transactions exempt from the registration requirements of the Securities Act.


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